Exhibit 10.3

                A COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

                                     BETWEEN

                          Quick-Med Technologies. Inc.
                                  (Cooperator)

                                       and

          the U.S. Army Medical Research Institute of Chemical Defense
                                  (Laboratory)


Article 1.        Background

         1.00 This Agreement is entered into under the authority of the Federal Technology Transfer Act of 1986, 15 U.S.C. 3710a, et seq., between the Cooperator and the Laboratory, the parties to this Agreement.

         1.01 Laboratory, on behalf of the U.S. Government, and Cooperator desire to cooperate in research and development on (title of research subject).

Article 2.        Definitions

         2.00 The following terms are defined for this Agreement as follows:

         2.01 "Agreement" means this cooperative research and development agreement.

         2.02 "Invention" and "Made" have the meanings set forth in Title 15 U.S.C. Section 3703(9) and (10).

         2.03 "Proprietary Information" means information marked with a proprietary legend which embodies trade secrets developed at private expense or which is confidential business or financial information provided that such information:

                  (i) is not generally known or available from other sources without obligations concerning their confidentiality:

                  (ii) has not been made available by the owners to others without obligation concerning its confidentiality; and

                  (iii) is not already available to the Government without obligation concerning its confidentiality.

         2.04 "Subject Data" means all recorded information first produced in the performance of this Agreement.

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         2.05 "Subject Invention" means any Invention Made as a consequence of, or in relation to, the performance of work under this Agreement.

Article 3.        Research Scope and Administration

         3.00 Scope of Work. Research performed under this Agreement shall be performed in accordance with the Scope of Work (SOW) incorporated as a part of this Agreement at Appendix A.

         3.01 Review of Work. Periodic conferences shall be held between the parties for the purpose of reviewing the progress of work. It is understood that the nature of this research is such that completion within the period of performance specified, or within the limits of financial support allocated, cannot be guaranteed. Accordingly, all research will be performed in good faith.

         3.02 Principal Investigator. Any work required by the Laboratory under the SOW will be performed under the supervision of (name and address), who, as co-principal investigator has responsibility for the scientific and technical conduct of this project on behalf of the Laboratory. Any work required by the Cooperator under the SOW will be performed under the supervision of Dr. Gregory Schultz, who, as co-principal investigator has responsibility for the scientific and technical conduct of this project on behalf of the Cooperator.

         3.03 Scope Change. If at any time the co-principal investigators determine that the research data dictates a substantial change in the direction of the work, the parties shall make a good faith effort to agree on any necessary change to the SOW and make the change by written notice to the address listed for the Principal Investigator.

         3.04 Final Report. The parties shall prepare a final report of the results of this project within four months after completing the SOW.

Article 4.        Patent Rights

         4.00 Reporting. The parties shall promptly report to each other all Subject Inventions reported to either party by its employees. All Subject Inventions Made during the performance of this Agreement shall be listed in the Final Report required by this Agreement.

         4.01 Cooperator Employee Inventions. Laboratory waives any ownership rights the U.S. Government may have in Subject Inventions Made by Cooperator employees and agrees that Cooperator shall have the option to retain title in Subject Inventions Made by Cooperator employees. Cooperator shall notify Laboratory promptly upon making this election and agrees to timely file patent applications on Cooperators Subject Invention at its own expense. Cooperator agrees to grant to the U.S. Government on Cooperator's Subject Inventions a nonexclusive, irrevocable, paid-up license in the patents covering a Subject Invention, to practice or have practiced, throughout the world by, or on behalf of the U.S. Government. The nonexclusive license shall be evidenced by a confirmatory license agreement prepared by Cooperator in a form satisfactory to Laboratory.

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         4.02 Laboratory Employee and Joint Inventions. Laboratory shall have the initial option to retain title to, and file patent applications on, each Subject Invention Made by its employees and in each Subject Invention Made jointly by Cooperator and Laboratory employees. In the event that the Laboratory informs Cooperator that it elects to retain title to any joint Subject Invention, Cooperator agrees to assign whatever ownership interest Cooperator has in the joint Subject Invention.

         4.03 Filing of Patent Applications. The party having the right to retain title to, and file patent applications on, a specific Subject Invention may elect not to file patent applications, provided it so advises the other party within 90 days from the date it reports the Subject Invention to the other party. Thereafter, the other party may elect to file patent applications on the Subject Invention and the party initially reporting the Subject Invention agrees to assign its ownership interest in the Subject Invention to the other party subject to the retention by the party assigning ownership of a nonexclusive, irrevocable, paid-up license to practice, or have practiced, the Subject Invention throughout the world.

         4.04 Patent Expenses. The expenses attendant to the filing of patent applications shall be borne by the party filing the patent application. Each party shall provide the other party with copies of the patent applications it files on any Subject Invention along with the power to inspect and make copies of all documents retained in the official patent application files by the applicable patent office. The parties agree to reasonably cooperate with each other in the preparation and filing of patent applications resulting from this Agreement.

Article 5.        Exclusive License

         5.00 Grant. The Laboratory agrees to grant to the Cooperator a limited term exclusive license in each U.S. patent application, and patents issued thereon, covering a Subject Invention, which is filed by the Laboratory subject to the reservation of a nonexclusive. irrevocable, paid-up license to practice and have practiced the Subject Invention.

         5.01 Exclusive License Terms. The Cooperator shall elect or decline to exercise its right to acquire a limited term exclusive license to any Subject Invention within six months of being informed by the Laboratory of the Subject Invention. The specific royalty rate and other terms of license shall be negotiated promptly in good faith.

Article 6.        Subject Data and Proprietary Information

         6.00 Subject Data Ownership. Subject Data shall be jointly owned by the parties. Either party shall have the right to review all Subject Data which has not been delivered to the other party.

         6.01 Proprietary Information. Laboratory agrees that any Proprietary Information furnished by Cooperator to Laboratory under this Agreement, or in contemplation of this Agreement, shall be used, reproduced and disclosed by Laboratory only for the purpose of carrying out this Agreement, and shall not be released by Laboratory to third parties unless consent to such release is obtained from Cooperator. Cooperator shall place a proprietary notice on all information it delivers to Laboratory under this Agreement which it asserts is proprietary.

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         6.02 Release Restrictions. Laboratory shall have the right to use all
Subject Data for any Governmental purpose, but shall not release Subject Data publicly except: (i) Laboratory in reporting on the results of research may publish Subject Data in technical articles and other documents to the extent it determines to be appropriate; and (ii) Laboratory may release Subject Data where release is required by law or court order. The parties agree to confer prior to the publication of Subject Data to assure that no Proprietary Information is released and that patent rights are not jeopardized. Prior to submitting a manuscript for review which contains the results of the research under this Agreement, or prior to publication if no such review is made, each party shall be offered an ample opportunity to review any proposed manuscript and to file patent applications in a timely manner.

Article 7.        Termination

         7.00 Termination by Mutual Consent. Cooperator and Laboratory may elect to terminate this Agreement, or portions thereof, at any time by mutual consent.

         7.01 Termination by Unilateral Action. Either party may unilaterally terminate this entire Agreement at any time by giving the other party written notice, not less than 30 days prior to the desired termination date.

         7.02 Termination Procedures. In the event of termination, the parties shall specify the disposition of all property, patents and other results of work accomplished or in progress, arising from or performed under this Agreement by written notice. Upon receipt of a written termination notice, the parties shall not make any new commitments and shall, to the extent feasible, cancel all outstanding commitments that relate to this Agreement. Notwithstanding any other provision of this Agreement, any exclusive license entered into by the parties relating to this Agreement shall be simultaneously terminated unless the parties agree to retain such exclusive license.

Article 8.        Disputes

         8.00 Settlement. Any dispute arising under this Agreement which is not disposed of by agreement of the principal investigators shall be submitted jointly to the signatories of this Agreement. A joint decision of the signatories or their designees shall be the disposition of such dispute. However, nothing in this section shall prevent any party from pursuing any and an administrative and/or judicial remedies which may be allowable.

Article 9.        Liability

         9.00 Property. Neither party shall be responsible for damages to any property provided to. or acquired by, the other party pursuant to this Agreement.

         9.01 Cooperator's Employees. Cooperator agrees to indemnify and hold harmless the U.S. Government for liability of any kind involving an employee of Cooperator arising in connection with this Agreement, and for all liabilities arising out of the use by Cooperator of Laboratory's research and technical developments, or out of any use, sale or other disposition by Cooperator of products made based on Laboratory's technical developments, except to the extent

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the liability is due to the negligence of Laboratory under the provisions of the
Federal Torts Claims Act.

         9.02 No Warranty. The parties make no express or implied warranty as to any matter whatsoever, including the conditions of the research or any Invention or product, whether tangible or intangible, Made, or developed under this agreement, or the ownership, merchantability, or fitness for a particular purpose of the research or any Invention or product.

Article 10.       Miscellaneous

         10.00 No Benefits. No member of, or delegate to the United States Congress, or resident commissioner, shall be admitted to any share or part of this agreement, nor to any benefit that may arise therefrom; but this provision shall not be construed to extend to this agreement if made with a corporation for its general benefit.

         10.01 Governing Law. This Agreement shall be governed by the laws of the United States Government.

         10.02 Independent Contractors . The relationship of the parties to this Agreement is that of independent contractors and not as agents of each other or as joint venturers or partners.

         10.03 Use of Name or Endorsements. (a) The parties shall not use the name of the other party on any product or service which is directly or indirectly related to either this Agreement or any patent license or assignment agreement which implements this Agreement without the prior approval of the other party. (b) By entering into this Agreement, Laboratory does not directly or indirectly endorse any product or service provided, or to be provided, by Cooperator, its successors, assignees, or licensees. Cooperator shall not in any way imply that this Agreement is an endorsement of any such product or service. Press releases or other public releases of information shall be coordinated between the parties prior to release, except that the Laboratory may release the name of the Cooperator and the title of the research subject without prior approval from the Cooperator.

         10.04 The rights specified in provisions of this Agreement covering Patent Rights, Subject Data and Proprietary Information, and Liability shall survive the termination or expiration of this Agreement.

         10.05 If this Agreement involves a product regulated by the FDA, then the parties consent and authorize each other and their designated agents or contractors to have access to, and to cross-reference, any documents filed with the FDA relating to the product.

Article 11.       Duration of Agreement and Effective Date

         11.00 Effective Date and Duration of Agreement.

         11.01 This Agreement shall enter into force as of the date it is signed by the last authorized representative of the parties. However, the Assistant Secretary of the Army (Research, Development and Acquisition) may disapprove or require modification of this


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Agreement in writing within 30 days of the date the Agreement is presented to the Assistant Secretary.

         11.02 This Agreement will automatically expire on January 1, 2006 unless it is revised by written notice and mutual agreement.

         IN WITNESS WHEREOF, the Parties have caused this agreement to be executed by their duly authorized representatives as follows:

For Cooperator                       Quick-Med Technologies, Inc.
                                     -------------------------------------------

                                     /s/ David S. Lerner
                                     -------------------------------------------

                                     Davis S. Lerner, President
                                     -------------------------------------------

                                     (date) October 24, 2000
                                           -------------------------------------


For Laboratory                       /s/ James A. Romano
                                     -------------------------------------------

                                          JAMES A. ROMANO
                                          COLONEL, U.S. ARMY
                                          COMMANDING
                                          (date)
                                                --------------------------------






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